Orbital Assembly

Orbital Assembly is a leader in the race to make space available to everyone by building the Pioneer-class™ and Voyager-class™ Space Stations – gravity simulating on-orbit habitation environments for leisure, commercial and industrial activities.


ORBITAL
ASSEMBLY
Aims to develop and operate profitable space business parks with gravit
decade ahead of its competitor
We Provide Gravity™

Invest

$100.80 minimum investment

DEADLINE: February 7, 2023
in 8 days

SHARE PRICE
$2.10

TOTAL RAISED
$110,498

VALUATION
$171,042,967

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Orbital Assembly is developing real estate in Space to fulfill the dream of low-gravity space habitation for all.

Orbital Assembly is working towards becoming one of the world's most extensive space development companies, and a leader in industrial space development that aims to enable humanity to **work, play and thrive** in the space ecosystem. Working together with our world-class hardware vendors and partners, the company has been developing the technology and capabilities to build structures in space at a dramatically lower cost than the traditional method of building them on Earth and transporting them to space.

Over the last three years Orbital Assembly designed, built, and demonstrated a full scale prototype of the DSTAR™, an automated truss building machine, and completed schematic design of the Voyager-class™ station, PSTAR™, Gravity Ring™, Pioneer-class™ space platforms, and the OASIS™ habitation module. The company has signed agreements with dozens of potential customers of these platforms, including the US Air Force AFRL division. Orbital Assembly offers consulting services to assist these customers in preparing for use of these orbital assets and fly payload on the first Pioneer-class station, with planned initial operation as soon as 2026 contingent on funding.


ORBITAL ASSEMBLY'S BENCHMARKS AND STRATEGIC ROADMAP
2019
Incorporation
DSTAR R&D
2020
2021
DSTAR Demo
19 Customer MOUs & LOIs
3 Patents Pending
2022
2023
Fabrication
Integration and Testing
2024
2025
Pioneer Phase 1 Launch
Pioneer Phase 2 & 3
2026
2027+
Fleet Expansion

The company seeks additional funding to initiate full scale human factors design (the company is in discussions with NASA Marshall Space Flight Center's Human Factors and Integrated Logistics Engineering (HFILE) Team to collaborate on this effort), to begin construction of the first orbital flight hardware, and pursue protection of the company's extensive portfolio of intellectual property.

We see a future need for our platforms throughout the solar system. In the near term, Orbital Assembly focuses on low Earth orbit design, construction, and operation of large-scale, habitable structures with gravity. For potentially the first time, those working and living in space may be able to experience long periods on orbit without the immediate discomfort and debilitating long-term effects of zero gravity.

Vision:

In the same way the creation of the printing press altered the course of human attainment, our vision is to change the trajectory of space habitation and commercialization by creating novel, scalable, gravity capable space platforms. Our aim is to make the name, Orbital Assembly, synonymous with commercial, gravity based space platforms industry wide.

Mission:

Our mission is to provide the first gravity capable, habitable space stations where humans will thrive.

We offer build-to-suit stations with Hybrid-gravity™ to private, commercial, and national customers for sale or lease.

We plan to build and operate our own on orbit business parks with gravity, and we anticipate providing the following services:

- Leasable space
- Manufacturing
- Data storage
- Leasable rack space
- Rapid cadence for resupply and downmass
- Research and development
- Long duration missions
- Space tourism
- Astronaut crew training facilities
- Media and film production facilities

- Branding and sponsorship opportunities

WHY YOU SHOULD INVEST IN ORBITAL ASSEMBLY...

Commercialization of space is accelerating. We believe that investing in Orbital Assembly is investing towards early space industry development.

The Future Is In Rotation™. Orbital Assembly is creating large scale Hybrid-gravity space stations leveraging commercial off-the-shelf components and partners with space flight heritage systems. Other industry players are mired in the capabilities of times past, with designs to recreate the same microgravity only platforms that have been used for over 60 years.

Orbital Assembly is tapping into massive orbital manufacturing, assembly, and space tourism markets that have been repressed by high launch costs and limited on orbit facilities for the last 60 years. Orbital Assembly aims to provide facilities engineered for business, and with comfortable and healthy environments designed for people. Our patent pending designs (#63228459, #63345763, #63373308) use a modular approach to build large structures. By using proven space flight hardware we aim to offer safe, unparalleled commercial capabilities and luxury accommodations at a much lower cost compared to any other government or commercial station.

PROBLEM

Humanity has successfully established occupancy in the realm of space, but we have not conquered it. After seventy years of advancing space development, we continue to be hindered by the physiological, psychological, and emotional effects of long term habitation in a solely microgravity environment. Why is that? For one, the same microgravity that enables those products, progressively and aggressively attacks, on multiple fronts, the physical health and productivity of the facility's onboard crew.

Despite the commercial promise of the space environment, especially microgravity, to endow humanity with paradigm-shifting new products, to date no commercial entity has attempted significant production facilities in space. **Gravity has no effective substitute, for the better part of a century (seventy years) of research and trials has not led to effective weightlessness countermeasures.** Indifference and lack of capability led to mission plans which in turn further supported the indifference.

Previous and existing facilities in space provided workspace volume and time allocation for very limited process research. Those critical resources continue to be in woefully inadequate supply for efficient, full-scale production facilities. In times past the extremely high cost of transporting personnel and materials to orbit and back home was an impenetrable barrier to profitable operations in space. Launch costs made such operations uneconomic, and made sufficiently large facilities prohibitively expensive due to the greater quantity of material to be launched.

NASA is not addressing the cost of access to space, leaving that to private enterprise, which has stepped up to that challenge successfully. But **neither NASA nor the established aerospace industry have near-term plans to address the obvious and critical need: Hybrid-gravity™ habitats** that provide both artificial gravity for occupants and microgravity or reduced gravity for commercial activities, in facilities large enough to host such activities across multiple profitable sectors.


Orbital Assembly was established to develop, and operate profitable, space-based business parks with gravity a **decade ahead of its competitors**.
We Provide Gravity™
GRAVITY
Gravity in space alleviates serious medical conditions due to weightlessness, leading to an environment promoting profitable operations.
We believe that gravity will significantly reduce the frequency of replacing humans in orbit, by our estimates lowering annual operating costs by as much as 75%, which translates to an estimated $150 million savings per astronaut tenant on our stations.
ONLY ORBITAL ASSEMBLY HAS
5+ Years Active AG design with multiple patents pending
Mission ops for large scale on orbit assembly
The most recent sponsored report on the effects of microgravity and AG countermeasures
© 2022 Orbital Assembly

SOLUTION

We are exploiting the dramatic decrease in launch costs and capitalizing on our established partnerships with heritage, legacy, COTS space systems.

The cost of launching payloads to orbit continues to drop significantly. The cost of launch on the space shuttle to ISS averaged over $60,000/ kg. Today it costs less than 95%, at $1,800/ kg, and industry projections are that launch rates may continue to drop below $1,000 per kg by 2023 making it more cost effective to manufacture on orbit. SpaceX projects its Starship could reduce costs to below $100/kg.

Our approach to established technological applicability and refined, modular, hybrid habitat designs accommodates the need for large structures with artificial gravity to support long term human activities in the harsh environment of space. Combined with our dedication to scientific rigor, they can **advance commercial opportunities in profitable and meaningful ways** on our fleet of space stations in the near future.

The future success of habitable space structures is defined by their ability to **protect and sustain occupants** and to provide **abundant volume for resources such as power and space to live and work**, creating environments for sustained, comfortable, productive residency. Orbital Assembly is working to meet the critical need for partial artificial gravity environments and sustained habitation while providing the generous volume of a microgravity manufacturing and production workspace. We believe that our planned versatile, mixed-use facilities in Earth orbit are the **perfect locations to mass produce materials of incredible strength, create materials to transmit information with minimal loss, grow enormous crystals for optics and communication, and to grow organs** and other biomaterials. Residents on our stations may capitalize on the profitable opportunities our hybrid environments provide. Our rapid deployment and automated system of assembly aims to make space available to everyone. Can you imagine what your comfortable, extended experience on Pioneer station could be like?

In 2021, space tourism launched in a big way. Pioneering adventurers are spending as much as **$28 million** for a ticket to ride a rocket to the thin edge of space for a **10 minute flight**. Opportunities for longer stays are scarce. By partnering with companies offering launches to orbit, Orbital Assembly provides a new destination in space that accommodates a longer stay in more comfortable conditions than a cramped capsule while discreetly addressing some of the more stressful realities of human habitation in zero g, and **the view is amazing!**

Product Roadmap

We are so excited to have our next step include the purchase of significant components for our Station in a Box™, Phase 1 of our hybrid-gravity Pioneer-class station, which we believe will be our first product to market. Our microgravity modules are designed to host one of the **largest habitable volumes ever put into service on orbit, ready for sustained work and play**. These modules provide for manufacturing at tremendous industrial scale, and for whole new tourism experiences and activities. Phases 2 and 3 of Pioneer are organized to provide variable artificial gravity levels usable for research and manufacturing of new products as well as provide for safe, sustained, **comfortable** habitation for both professionals and tourists. With an optimal funding profile, our systems and processes are designed to deliver multiple Pioneer Stations potentially as soon as 2029.

SPACE BUSINESS PARK WITH GRAVITY.

The **Pioneer-class**™**,** planned to be one of the world's first and largest hybrid-gravity™ space stations for both work and stay, featuring spacious microgravity modules, and the rotating *Gravity Ring*™.

CONSTRUCTION TIME	24 to 42 MO
SCALABLE OCCUPANCY	28 to 54
HYBRID- GRAVITY	0 G - .57 G
VOLUME	2,080 to 4,000 m3**
PLANNED OPERATION	Late 2025*

*Pioneer Phase 1, Funding contingent
**Comparable to 31 to 59 shipping containers



The successes of Pioneer lead directly to the next destination milestone on our development roadmap is construction of our Voyager-class stations. Like the Pioneer class stations, Voyager is designed to provide hybrid-gravity facilities, possibly offering an **unprecedented level of access to the space ecosystem for commercial, industrial, and leisure market sectors, and for government interests.**

The Pioneer and Voyager-class fleet of space stations are not designed to be limited to a few Earth bound orbits. As the market demands, we plan to have the capacity to position stations anywhere in cislunar space and beyond. Our technology could feed forward into even larger stations and habitats that may allow us to quickly scale and respond to evolving market demands as we grow and continue to innovate with all market segments.

BUSINESS MODEL

Orbital Assembly aims to fulfill the dream of low-gravity space habitation for all.

Orbital Assembly plans to generate revenue in a variety of ways including through consultancy services, leasing space and services on our orbital platforms, and constructing build-to-suit versatile orbital platforms and flight-ready hardware.

Our orbital systems are designed to lead the industrialization and commercialization of the space ecosystem and uniquely accommodate market sector uses including: tourism, media, commerce, industry, and research and manufacturing. We plan for our primary products and services to include:

- Hybrid Gravity with variable gravity levels
- Pressurized habitat / Multi-purpose areas
- Internal and protected external payload areas / research facilities, gasses, power, rack-space, etc.
- Reduced risk through advanced safety systems including, emergency return vehicles and areas of refuge
- Communications systems / local and wide area networks
- Hygiene and systems for human comfort including cold food storage
- Medical facilities
- Extra-Vehicular Activity space suits

OASIS habitats are a jointly developed technology between Orbital Assembly and our space heritage suppliers. OASIS habitats are the core of our single launch Station in a Box and the foundation of Pioneer and Voyager-class stations, and are available for purchase by other commercial and national space station developers. The habitats are ready to fly and can be outfitted as required for a variety of uses.

The **Pioneer-class Station** is planned to be our first free-flying space craft with the capability to accommodate up to 54 residents and crew on one to nine habitation modules. This hybrid-gravity space station, used for commercial operations, is designed for variable artificial gravity operation, providing the opportunity for long term habitation. The Pioneer-class Station is designed to generate revenue in all of the sectors listed above. Orbital Assembly anticipates the station may be cash flow positive in its first year of operation.


ORBITAL
ASSEMBLY
We're not camping in space any more.
Copyright 2021 Orbital Assembly. Proprietary & Confidential. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Orbital Assembly is strictly prohibited.
If you are not the intended recipient, please immediately delete this document and any associated communications.

Voyager-class Space Stations feed forward from Pioneer-station architecture and are Orbital Assembly's flagship product. They are designed to accommodate more than 300 passengers and crew, including tourists, business travelers, astronauts, scientists, and other groups interested in working and living in space. They are designed to offer continuous, near lunar operational artificial gravity, which is similar to the gravitational pull of the moon, as well as microgravity and near continuous sunlight, which aims to provide ample electrical power. For tourists, we believe we can provide hotel amenities that may include: "space-ous" accommodations; stunning views of the Earth, Moon, and stars; restaurant-quality food and beverages; events; functional toilets and showers; exercise facilities; medical triage services; and emergency evacuation capabilities. **We're not camping in space any more.**

In addition to our crewed stations, Orbital Assembly also offers a range of versatile orbital platforms for use by a variety of stakeholders, including the Department of Defense. Orbital Assembly's patent pending (#63228459, #63345763, #63373308) truss assembly machines can build versatile platforms for customer specific orbital applications. Our payload modules are backward compatible to traditional ISS Express Rack, CubeSat, and standard server formats, as well as offering custom rack solutions.


ORBITAL ASSEMBLY'S PLATFORMS:
FEED FORWARD ARCHITECTURE
Orbital Assembly's patent-pending truss assembly machines can build versatile platforms for customer specific orbital applications; from autonomous orbital staging to habitable structures.
CONFIGURABLE FOR MULTIPLE MARKETS
"INERT" PAYLOADS OR LIVE DATA PROCESSING
"MOVEMENT WITHOUT REGRET"
Orbital Assembly's standardized payload modules are backwards compatible to meet current and future mission design, accommodating near term unmanned micro-g staging depots and scaling to crewed platforms.
STANDARDIZED
LOW END-USER OVERHEAD
RAPID TIME TO MARKET

A key to the success of our orbital platforms is our ecosystem of partners, customers, and suppliers. Orbital Assembly has integrated a business model to capture a true end to end supply chain and distribution system that connects frequent and scalable cadence to terrestrial supply lines, and business to business customers on orbit. These capabilities are designed to allow our commercial customers to continuously supply their existing terrestrial markets.


ORBITAL ECOSYSTEM
ORBITAL ASSEMBLY
Orbital Ops
ROGUE
Lunar Data Centers
Manufacturing
Research
Tourism
Media and Retail
Data
Downmass
STOKE
Resupply and Staging
SPINLAUNCH
ULA
HYPER SCIENCES
Terrestrial Data Centers
SPACEVIP
LifeShip
Only Orbital Assembly has integrated a business model to capture a true end to end supply chain and distribution system that provides frequent and scalable cadence to terrestrial supply lines, and B2B customers on orbit.

MARKET

NASA recently announced that its 2021 economic output exceeded its annual budget by a factor of three, without the agency having an economic motive. In 2019 the global space economy was valued at over $424 billion and Bank of America forecasts that it may reach $1.4 trillion by 2030. The markets for on orbit variable gravity environments include: construction, manufacturing, research, production, testing and refining of procedures, space tourism, and of increasing interest, additive manufacturing. The ISS is currently the only commercially available facility on orbit and suffers from an extreme backlog for the demand of finite space. Government contractors and defense interests are also part of the market. This is a growing, high demand market with **clear first mover advantages**.

The greatest barrier to entering the in-space assembly, manufacturing, construction, and tourism markets for on orbit activities continues to be cost, complicated by the higher risk due to microgravity and vacuum of space. Until now, the single largest financial obstacle was cost of launch and a limited number of payload delivery providers. This resulted in a limited number of delivery opportunities. The success of SpaceX, Rocket Lab, FireFly and other launch companies delivering payloads and people to orbit has democratized the space ecosystem, dramatically reducing financial barriers by no less than 80% of pre 2017 costs. There is no end in sight for those reductions. The challenging environment of space has always brought risk. The continued presence of the ISS and the upgrades and modifications of that space station, matured COTS products, and have paved the way to safer and more reliable systems for on orbit activities.

Ultimately, Orbital Assembly aims to be an end to end, assembly, construction, and development company in space. As market factors evolve, we plan to be well-positioned to shift our focus toward areas with some of the highest revenue potentials.

> **In 2019, the global space economy was valued at over $424 billion and Bank of America forecasts that it may reach $1.4 trillion by 2030.**
>
> ---
> *CNBC*

PROGRESS

Orbital Assembly's world-class management team brings a wealth of space heritage, knowledge, passion, and experience to our organization. Our executive team has decades of experience from more than thirty completed, successful space missions. The illustrious group includes some of the world's most experienced engineers, scientists, architects, designers, business professionals, and physicians, whose careers span literally hundreds of years focused on space research, development, innovation and mission success.

Making significant progress in the past three years since forming in 2019, Orbital Assembly has:

- Launched the DSTAR program with a record breaking successful ground demonstration in June 2021, where the DSTAR semi-autonomously assembled a structure the length of a football field (78m of truss) in under 25 minutes.
- Achieved significant design progress and initiated advanced design and engineering on the Gravity Ring and PSTAR.
- Completed architectural designs for the Pioneer-class and Voyager-class Stations.
- Filed multiple provisional patent applications (#63228459, #63345763, #63373308).
- Established industry partners, vendors and customers, as documented with Letters of Support, Letters of Intent, Letters of Commitment, and Memorandums of Understanding (MOU) - including US Air Force's AFRL.
- Negotiated specific quotes and timelines from primary hardware suppliers and manufacturers for flight hardware.


DELIVERY
PHASE 1
2023-2025
400M3+ anticipated profitable micro-gravity station. (Equivalent volume of 6 Shipping Containers)
GRAVITY
PHASES 2 & 3
2026-2028
With profits and secured investments, we can accommodate up to three fully functioning Stations by 2029.
EXPANSION
PHASES 4+
2028 +
GROWTH
PROFITS REINVESTED TO GROW FLEET
Capacity to position stations anywhere in cislunar space, Mars, and beyond.

PRESS

The excitement and anticipation of Orbital Assembly's habitable stations have incited an epic amount of high-profile public support, and continues to capture major media support worldwide. More than 500 news articles, interviews, and features have appeared to date. These include highly respected broadcast news outlets such as CNN, NPR, and CNBC's News with Shepard Smith, as well as national talks shows such as Live with Kelly and Ryan and The Late Show with Steven Colbert. Print coverage includes The New York Times, Architectural Digest, Business Insider, the Robb Report, and BBC News.

Here are a just a few of the links to recent stories and mentions:

- **The New York Times**
  The Future of Space Tourism Is Now. Well, Not Quite.
- **Nasdaq**
  Private Space Companies Like Orbital Assembly Poised to Take Off
- **Gizmodo**
  Space Startup Aims to Build Space Hotel With Artificial Gravity by 2025
- **Huntsville Business Journal**
  Micro Meat and Orbital Assembly Team Up on Space-Based Food Production Venture
- **Smithsonian Magazine**
  Space Hotel Slated to Welcome Earthlings in 2025

TEAM

Operating Team

Orbital Assembly has assembled a superb, experienced, passionate team representing many decades of space heritage, with professionals who were instrumental during the earliest days of NASA. Their combined expertise in the fields of construction, commercialization, mission management, design, engineering, physics, space architecture, space craft, space mission design, and business ensures Orbital Assembly's success in meeting our financial goals.

CORE TEAM

Space Real Estate Development Company using space flight heritage commercial off the shelf (COTS) products and our own innovative proprietary technology to build hybrid-gravity space stations with artificial gravity.

Over 150 years of space heritage, business development, entrepreneurship, and over 30 successful space missions.



Rhonda Stevenson
CEO
President



Tim Alatorre, NCARB
COO
Chair of the Board
Co-founder



Thomas Spilker, Ph.D.
CTO
Vice Chair of the Board
Co-founder



Rob Miyake
Senior Thermal Engineer
Board Member, Co-founder



Rhonda Stevenson

CEO, President

As President and Chief Executive Officer, Rhonda Stevenson is leading the team at Orbital Assembly to drive sustainable commercial innovation in the space habitation and construction industry.

Stevenson joined Orbital Assembly in 2021, after serving as a member of the executive advisory board. She has more than 20 years of business leadership and entrepreneurial experience in the aerospace sector, startups, and franchises, and instills a passion for building successful relationships within the space industry.

Stevenson also heads the non-profit organization — Tau Zero Foundation — dedicated to pioneering advancements toward interstellar flight, focusing on the intermediate steps of advanced propulsion and energy storage for on orbit capabilities and beyond. She is the creator and host of the "Space Matters" show, a syndicated weekly digest of space industry activities and relevant conversations.

In 2013, Stevenson founded Blue Elysium Enterprises, which provided strategic executive consulting to technology companies. Earlier in her career, she was chief marketing and promotions officer at Deep Space Industries, and founder of Space Mining and Resources Coalition.



Dr. Tom Spilker

CTO, VP of Engineering, VP of Space Systems Architecture Design

Dr. Tom Spilker, a co-founder of Orbital Assembly, leads Orbital Assembly's space systems development for several projects, including the near-term Pioneer-class and the Voyager-class Space Stations.

Prior to joining Orbital Assembly, Dr. Spilker consulted on space flight mission architectures and proposals and planetary and solar system science investigations, and provided high-level feasibility assessments and spacecraft system engineering for scientific space flight missions.

He served as both a scientist and engineer at NASA's Jet Propulsion Laboratory for more than 20 years, including 10 years as a Principal Space Flight Mission Architect. He worked on NASA's Voyager, Cassini, and Genesis missions, and was a co-Investigator for the microwave instrument on the European Space Agency's Rosetta mission.

Dr. Spilker earned an M.S.E.E and Ph.D.E.E. from Stanford University and a Bachelor of Science degree, summa cum laude, in Geophysics and Computer Science from Kansas State University.



Timothy Alatorre

NCARB, LEED AP: COO, CFO, Chair of Board, VP of Business Administration, VP of Habitation Architectural Design

Tim Alatorre NCARB, a founder of Orbital Assembly, brings more than 20 years of experience in business management, engineering, habitat design, and programming to his roles as chief operating officer and vice president of habitation design.

Alatorre was previously CEO of Domum, an internationally recognized architecture firm based in California. There, he increased revenue by 240% and grew the startup firm to a multinational organization overseeing more than $320 million in construction projects annually. He has supervised the design and construction of more than 600 structures and more than $1.5 billion in construction projects.

Alatorre has served as a planning commissioner and member of a municipal Architectural Review Committee for the city of Rocklin, CA, for several years, and worked as a consulting subject matter expert for the state of California for more than a decade.



Dr. Jeff Greenblatt

VP of Science and Research

As a founding member of Orbital Assembly, Jeffery Greenblatt plays many roles, including project management, technical analysis, research, cost estimation, market assessment, and fundraising.

A well-known expert in energy analysis, climate policy and sustainable transportation, he began expanding his focus to emerging space technologies in 2014, and founded Emerging Futures, LLC, an environmental and space consultancy, in 2016.

Prior to that, he served as a staff scientist at Lawrence Berkeley National Laboratory for more than eight years. He has worked in climate and energy research capacities at Google, Environmental Defense Fund, Princeton University and the NASA Ames Research Center.

Greenblatt has a Ph.D. in Chemistry from the University of California, Berkeley, and a Bachelor of Science degree in Physics and Chemistry from Haverford College.

Alatorre earned a Bachelor of Architecture degree from California Polytechnic State University in San Luis Obispo.



Robert Miyake

Senior Systems Thermal Engineer and Board Member

Robert Miyake has more than 60 years of experience as an engineer working in aerospace and space operations. He came out of retirement to join Orbital Assembly after more than 30 years at the Jet Propulsion Laboratory (JPL), where he was lead thermal systems and systems engineer, working on design, test and flight operations of spacecraft and flight instruments. While there, he worked on NASA missions including SeaSat, Topex MGS, IAE, WF/PC, and other flight instruments.

Prior to joining JPL in 1978, he worked at Lockheed Missile and Space Company on commercial and military aircraft. He started his career at Boeing Airplane Company in 1961, where he worked on many projects, including the 727 aircraft.

Miyake completed graduate studies in mathematics, bioengineering, system engineering and computer science, and received a Bachelor of Science degree in Mechanical Engineering with a thermal/fluids and nuclear emphasis at San Jose State College.



Eric Ward

VP of Engineering Design

Eric Ward is an experienced systems engineer and entrepreneur who sees growing the private space industry as the next step to progressing humanity's future by venturing beyond the planet. He has published multiple papers and presentations on system architecture and the space industry, and co-founded and operated several space industry startups.

Ward received a Master of Systems Design and Management degree from Massachusetts Institute of Technology and a Bachelor of Science degree in Mechanical Engineering from Oregon State University. His Erdős number, which is derived from co-authoring mathematical papers, is 4.

Advisors and Investors



Shawna Pandya, MD

Strategic Advisor - Space Medicine, Director of Medine

PHYSICIAN. SPEAKER. CITIZEN-SCIENTIST ASTRONAUT & AQUANAUT. MARTIAL ARTIST.
http://shawnapandya.com/



James Wolff, Esq

Orbital Assembly Co-Founder, Special Advisor

Experienced legal professional with business development and space startup experience.



Frank White

Author and Space Philosopher

Frank White has authored or coauthored numerous books on topics ranging from space exploration to climate change to artificial intelligence. His best-known work, The Overview Effect: Space Exploration and Human Evolution, is considered by many to be a seminal work in the field of space exploration. A film called "Overview," based largely on his work, has had nearly 8 million plays on Vimeo.



Andre Bormanis

Writer and Producer, Science Consultant for Star Trek, The Oroville.

https://en.wikipedia.org/wiki/Andr%C3%A9_Bormanis



Janet Ivey

Television Host and Educator

Janet Ivey, creator of the TV children's series Janet's Planet that airs on 140+ public television stations nationwide, is committed to enriching the lives of children via education and TV and online programming.
https://en.wikipedia.org/wiki/Janet%27s_Planet



Kai Staats

Research Director for SAM at Biosphere 2

Entrepreneur, Research, and Scientist
https://en.wikipedia.org/wiki/Kai_Staats



Jeff Greason

Co-founder and Chief Technologist of Electric Sky, Chairman of the board of the Tau Zero Foundation

https://en.wikipedia.org/wiki/Jeff_Greason



Dan Hawk

Principal Scientist at United First Nations Planetary Defense

Dan is an International Committee Member for the National Space Society, a Member of the United Nations Indigenous Committee. Dan also is on a number of indigenous and space panels like the Indigenous Research Center, MIT Space Enabled Group, and Anthropogenic Environmental Impact on Space Traffic.



Jim Armor

CEO The Armor Group, LLC

Public Policy Committee, American Institute of Aeronautics and Astronautics
US Air Force Major General, Retired



Jim Howe

VP of Government Relations at Centrus Energy

Experienced executive with extensive advocacy, government relations, communications, business development, and leadership experience in the private sector and in a variety of high-profile government positions.



Dave Fisher

President & Independent Consultant, Liftoff Strategic Advisors

Former VP Business Dev, Astroscale



John Mankins

Space Power Advisor, President of Artemis Innovation Management Solutions

https://en.wikipedia.org/wiki/John_C._Mankins



Tim Clements

Strategic Advisor - Manufacturing

Global expert in manufacturing, supply chain management, and fabrication.

USE OF PROCEEDS

If the offering's maximum amount of $1,099,999 is raised:

Use	Value	% of Proceeds
Compensation for managers	$181,000	16.5%
IP Protection	$200,000	18.2%
Full scale module mock-up of habitation module	$130,000	11.8%
Mock-up assembly and testing staff	$130,000	11.8%
Lease for integration space	$120,000	10.9%
General Corporate / Administrative	$285,099	25.9%
Intermediary fees	$53,900	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Above: Space Development Corporation, doing business as Orbital Assembly. This offering must raise at least $10,000 by February 7, 2023 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Orbital Assembly may issue additional securities to raise up to $1,099,999, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

81,972,841 shares
× $2.10 per share

$172,142,966 implied valuation

PITCH DECK

Orbital Assembly Pitch Deck

FINANCIALS

Orbital Assembly's official name is Above: Space Development Corporation, so that's the name that appears in the statements below.

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on November 22, 2022
- Form C/A on December 21, 2022
- Form C/A on January 23, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
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- Facebook

UPDATES

Jan 24, 2023	Orbital Assembly Names Ascent Solar CEO Jeffrey...
Jan 23, 2023	Filed Form C/A
Dec 21, 2022	Filed Form C/A
Dec 15, 2022	New research study - live now! In partnership...
Dec 12, 2022	New Question and Answer call with CTO, Dr. Tom...
Dec 9, 2022	Orbital Assembly announces a new program and...
Nov 28, 2022	Invitations were just emailed out for our...
Nov 22, 2022	Message for our Investors on the Netcapital...
Nov 22, 2022	Primary offering of 523,809 shares at $2.10
Nov 22, 2022	Filed Form C
Oct 12, 2022	# Hello! If you haven't signed up for our email...
Jul 19, 2022	Special video call for our premium...
May 16, 2022	Claim your investor gifts before the July 31st...
May 10, 2022	Tonight between 7:30pm and 8:00pm ET, COO Tim...
Apr 30, 2022	Primary offering finalized, selling 3,156,548 shares
Apr 26, 2022	The OAC Executive team would like to extend our...
Apr 19, 2022	It is with great excitement that we welcome...
Apr 12, 2022	We are excited to announce our partnership with...
Apr 8, 2022	We have launched a new show, "Our Future In...
Apr 6, 2022	In case you missed it. New Q&A with COO Tim...

Mar 25, 2022	Last week we emailed you about our first ever...
Mar 23, 2022	Orbital Assembly Corporation is relocating its...
Mar 22, 2022	Orbital Assembly Congratulates Chief of Medical...
Mar 18, 2022	Orbital Assembly has launched our first ever...
Mar 11, 2022	Orbital Assembly's COO, Tim Alatorre, did a...
Feb 4, 2022	Did you know? In the summer of 2021 we...
Feb 2, 2022	In the last 12 months OAC has had 2 successful...
Jan 31, 2022	OAC is constantly in the news. We want to keep...
Jan 28, 2022	Greetings: Here is the second of the two-part...
Jan 26, 2022	Greetings: We wanted to share the first of a...
Jan 24, 2022	We are nearing $1M in our second raise and...
Jan 13, 2022	OAC is pleased to be featured on e360tv this...
Jan 11, 2022	Dear OAC supporters: Many of you have already...
Nov 30, 2021	# We are excited to announce passed...
Nov 9, 2021	If you are an investor we would love to say...
Nov 8, 2021	Primary offering of 9,523,809 shares at $0.42
May 25, 2021	Orbital Assembly Corporation is excited to...
Apr 22, 2021	Primary offering finalized, selling 3,980,000 shares
Jan 29, 2021	Today we will be holding a virtual event at 1pm...
Jan 27, 2021	Primary offering of 4,000,000 shares at $0.25

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